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                                EXHIBIT (11)(A)
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                               DISTRIBUTION PLAN
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                          PFL ENDEAVOR TARGET ACCOUNT

                       PLAN OF DISTRIBUTION PURSUANT TO
              RULE 12B-1 UNDER THE INVESTMENT COMPANY ACT OF 1940
                                  June, 1998

     WHEREAS, PFL Endeavor Target Account (the "Target Account") is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company and meets the definition of a separate account under federal securities laws, the subaccounts of which are offered as investment options under certain variable annuities (the "Policies") offered by the PFL Life Insurance Company ("PFL"); and

     WHEREAS, the Target Account desires to adopt a Plan of Distribution pursuant to Rule 12b-1 under the 1940 Act (the "12b-1 Plan") applicable to the subaccounts of the Target Account as now in existence or hereinafter created from time to time (the "Subaccounts"); and

     WHEREAS, PFL has entered into a Principal Underwriting Agreement, on its own behalf and on behalf of the Target Account, with AFSG Securities, Inc. ("AFSG"), pursuant to which AFSG has agreed to serve as principal underwriter of the Policies; and

     WHEREAS, AFSG has entered into agreements with broker-dealers for the distribution of the Policies;

     NOW, THEREFORE, the Target Account hereby adopts this 12b-1 Plan with respect to the Subaccounts of the Target Account in accordance with Rule 12b-1 under the 1940 Act.

I.   COMPENSATION

     The Target Account is authorized to pay to PFL, as partial compensation for the costs of distribution of the Policies, a distribution fee at a rate on an annualized basis as a percentage of each Subaccount's average daily net assets as specified on Schedule A attached hereto. Such fee shall be calculated and accrued daily and paid monthly or at such other intervals as the Target Account and PFL agree.

     The amount of the fees payable by each Subaccount to PFL under this 12b-1 Plan is not related directly to expenses incurred by PFL on behalf of each Subaccount for distribution of the Policies. This 12b-1 Plan does not obligate the Target Account to reimburse PFL for such expenses. If PFL's expenses with respect to each Subaccount exceed the fee set forth in this 12b-1 Plan, the Target Account will not pay PFL any additional fee. Conversely, if such expenses of PFL are less than the fee set forth above, PFL shall be entitled to keep the excess fee.
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     The fee set forth in this 12b-1 Plan will be paid by the Target Account to
PFL for each Subaccount unless and until either the 12b-1 Plan is terminated or not renewed with respect to a Subaccount. If the 12b-1 Plan is terminated or not renewed with respect to a Subaccount, any distribution expenses incurred by PFL on behalf of that Subaccount in excess of the payments of the fees specified herein which PFL has received or accrued through the termination date are the sole responsibility and liability of PFL, and are not obligations of the Target Account.

II.  EXPENDITURES OF PFL

     In distributing the Policies, PFL may spend such amounts as it deems appropriate on any activities or expenses primarily intended to result in the sale of the Policies including, but not limited to: (a) compensation to employees of PFL and/or the underwriter; (b) commissions paid on sales of the Policies; (c) the costs of training sales personnel regarding the sale of the Policies; (d) compensation to and expenses, including overhead and telephone expenses, of broker-dealers who engage in or support the distribution of the Policies; (e) the costs of printing and distributing prospectuses, statements of additional information and annual and interim reports of the Target Account for other than existing shareholders; (f) the costs of preparing, printing and distributing sales literature and advertising materials; (g) expenses relating to the formulation and implementation of marketing strategies and promotional activities such as direct mail promotions and television, radio, newspaper, magazine and other mass media advertising; (h) the costs of obtaining such information, analyses and reports with respect to marketing and promotional activities and investor accounts as PFL may, from time to time, deem advisable; and (i) the costs of any other activity that the Board of Managers of the Target Account (the "Board") determines is primarily intended to result in the sale of Policies.

III. REPORTS

     PFL shall provide to the Board and the Board shall review, at least quarterly, a written report of the amounts expended by PFL with respect to each Subaccount under this 12b-1 Plan and the purposes for which such expenditures were made.

IV.  TERM

     This 12b-1 Plan shall not become effective with respect to a Subaccount unless it first has been approved by votes of a majority of both: (a) the Board; and (b) those Managers of the Target Account who are not "interested persons" of the Target Account and have no direct or indirect financial interest in the operation of this 12b-1 Plan or any agreements related thereto (the "Independent Managers"), cast in person at a meeting called for the purpose of voting on such approval; and until the Managers who approve the 12b-1 Plan's taking effect with respect to each Subaccount have concluded that there

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is a reasonable likelihood that this 12b-1 Plan will benefit the variable annuity policy owners and the Target Account.

      If approved as set forth above, this Plan shall continue thereafter in full force and effect with respect to each Subaccount for so long as such continuance is specifically approved at least annually in the manner provided for approval herein .

V.    RELATED AGREEMENTS

      Any agreement related to this Plan shall be in writing and shall provide in substance that: (a) such agreement, with respect to any Subaccount, may be terminated at any time, without the payment of any penalty, by vote of a majority of the Independent Managers or by vote of a majority of the outstanding voting securities of that Subaccount, on not more than 60 days written notice to any other party to the agreement; and (b) such agreement shall terminate automatically in the event of its assignment.

VI.   TERMINATION

      This 12b-1 Plan may be terminated at any time without penalty by vote of a majority of the Independent Managers or, by vote of a majority of the outstanding voting securities of the applicable Subaccount.

VII.  AMENDMENTS

      This 12b-1 Plan may not be amended to increase materially the amount of fees provided for herein unless such amendment is approved by a vote of a majority of the outstanding voting securities of each Subaccount, and may not be amended in any other material respect unless approved in the manner provided for approval and annual renewal in Section IV hereof.

VIII. INDEPENDENT MANAGERS

      While this 12b-1 Plan is in effect, the selection and nomination of the Independent Managers shall be committed to the discretion of the Independent Managers.

IX.   DEFINITIONS

      As used in this 12b-1 Plan, the terms "majority of the outstanding voting securities" and "interested person" shall have the same meaning as those terms have in the 1940 Act.

X.    RECORDS

      The Target Account shall preserve copies of this 12b-1 Plan (including any amendments thereto) and any related agreements and all reports made pursuant to Section

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III hereof for a period of not less than six (6) years, the first two years in an easily accessible place.

XI.   SEVERABILITY

      If any provision of this 12b-1 Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this 12b-1 Plan shall not be affected thereby.

      IN WITNESS WHEREOF, the Target Account has executed this 12b-1 Plan on the day and year set forth below.

      Date:  _____________________

                                        PFL ENDEAVOR TARGET ACCOUNT

                                        By:     ______________________________

                                        Title:  ______________________________

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                                  SCHEDULE A


                                                  Rate (as a percentage
     Policy                                       of daily net assets)
     ------                                       --------------------

     Older Endeavor                               None

     Endeavor Variable Annuity                    0.15% first 7 policy years

     Endeavor Platinum Variable Annuity           0.25% first 10 policy years



                                        PFL ENDEAVOR TARGET ACCOUNT


Date: ___________________________       By:     ______________________________

                                        Title:  ______________________________

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